Exhibit 10.21

Form of

Raytheon Company

Change In Control Severance Agreement

Agreement by and between Raytheon Company, a Delaware corporation (the “Company”), and                      (“Executive”) dated as of             , 201    .

The Board of Directors of Company believes it is in the best interests of the Company and its stockholders to have the continued dedication of Executive notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 1.5); to diminish the inevitable distraction of Executive due to personal uncertainties and risks created by a threatened or pending Change in Control; and to provide Executive with compensation and benefits arrangements upon a Change in Control which are competitive with those offered by other corporations.

Therefore, the Board of Directors has caused the Company to enter into this Agreement, and the Company and Executive agree as follows:

1 DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings.

1.1 “Affiliated Company” means an affiliated company as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.2 “Base Salary” means Executive’s annual base salary paid or payable (including any base salary which has been earned but deferred) to Executive by the Company or an affiliated company immediately preceding the date of a Change in Control.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means Executive’s:

(i)	willful and continued failure to perform substantially Executive’s duties with the Company or one of its affiliates as such duties are constituted as of a Change in Control after the Company delivers to Executive written demand for substantial performance specifically identifying the manner in which Executive has not substantially performed Executive’s duties;

(ii)	conviction for a felony; or

(iii)	willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.4, no act or omission by Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon (a) authority given pursuant to a resolution duly adopted by the Board, (b) instructions of the Chief Executive Officer or a senior officer of the Company, or (c) advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company. For purposes of subsections (i) and (iii) above, Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive is guilty of the conduct described in subsection (i) or (iii) above and specifying the particulars thereof in detail.

1.5 “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i)	Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), other than those Persons in control of the Company as of the date hereof or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	A change in the Board such that individuals who as of the date hereof constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iii)	The consummation of: (a) a plan of complete liquidation of the Company; (b) an agreement for the sale or disposition of all or substantially all of the Company’s assets; (c) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

However, in no event shall a Change in Control be deemed to have occurred for purposes of this Agreement if Executive is included in a Person that consummates the Change in Control. Executive shall not be deemed to be included in a Person by reason of ownership of (i) less than 3% of the equity in the Person or (ii) an equity interest in the Person which is otherwise not significant as determined prior to the Change of Control by a majority of the non-employee continuing directors of the Company.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Good Reason” means any of the following acts or omissions by the Company without Executive’s express written consent:

(i)	assigning to Executive duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities immediately prior to a Change in Control or any other action by the Company which results in a material diminution of Executive’s position, authority, duties or responsibilities as constituted immediately prior to a Change in Control;

(ii)	requiring Executive (a) to be based at any office or location in excess of 50 miles from Executive’s office or location immediately prior to a Change in Control or (b) to travel on Company business to a substantially greater extent than required immediately prior to a Change in Control;

(iii)	reducing Executive’s Base Salary;

(iv)	materially reducing in the aggregate Executive’s incentive opportunities under the Company’s or an affiliated company’s short- and long-term incentive programs as such opportunities exist immediately prior to a Change in Control;

(v)	materially reducing Executive’s targeted annualized award opportunities and/or the degree of probability of attainment of such annualized award opportunities as such opportunities exist immediately prior to a Change in Control;

(vi)	failing to maintain Executive’s amount of benefits under or relative level of participation in the Company’s or an affiliated Company’s employee benefit or retirement plans, policies, practices or arrangements in which the Executive participates immediately prior to a Change in Control;

(vii)	purportedly terminating Executive’s employment otherwise than as expressly permitted by this Agreement; or

(viii)	failing to comply with and satisfy Section 8.3 hereof by requiring any successor to the Company to assume and agree to perform the Company’s obligations hereunder.

1.8 “Qualifying Termination” means the occurrence of any of the following events within twenty-four (24) calendar months after a Change in Control:

(i)	the Company terminates the employment of Executive for any reason other than for Cause including, without limitation, forcing Executive to retire on any date not of Executive’s choosing;

(ii)	Executive terminates employment with the Company for Good Reason;

(iii)	the Company fails to require a successor to assume, or a successor refuses to assume, the Company’s obligations as required by Section 8 hereof; or

(iv)	the Company or any successor breaches any of the provisions hereof.

1.9 “Severance Benefits” means:

(i)	an amount equal to the product of Executive’s Base Salary multiplied by three (3);

(ii)	an amount equal to Executive’s unpaid Base Salary through a Qualifying Termination;

(iii)	an amount equal to the product of the greater of (a) Executive’s annual bonus earned for the fiscal year immediately prior to a Change in Control and (b) Executive’s target annual bonus established for the plan year in which a Qualifying Termination occurs multiplied by three (3);

(iv)	an amount equal to the product of Executive’s unpaid targeted annual bonus established for the plan year in which a Change in Control occurs multiplied by a fraction the numerator of which is the number of days elapsed in the current fiscal year to the Qualifying Termination and the denominator of which is 365;

(v)	an amount equal to the dollar value of Executive’s accrued vacation through a Qualifying Termination;

(vi)	an amount equal to any increase in the aggregate benefits accrued by Executive as of a Qualifying Termination under the Company’s supplemental retirement plan attributable to calculating the benefits by assuming that Executive’s employment continued for three years following a Qualifying Termination; provided, however, that for purposes of determining Executive’s final average pay under the supplemental retirement plan, Executive’s actual pay history as of the Qualifying Termination shall be used; and

(vii)	fringe benefits pursuant to all welfare, benefit and retirement plans under which Executive and Executive’s family are eligible to receive benefits or coverage as of a Change in Control, including but not limited to life insurance, hospitalization, disability, medical, dental, pension and thrift plans, but excluding car allowance, excess liability insurance, financial planning, and executive physicals.

2 QUALIFYING TERMINATION

2.1 Severance Benefits. Following a Qualifying Termination Executive shall be entitled to all Severance Benefits, conditioned upon receipt, within 30 days after a Qualifying Termination or such longer period as may be required by law, of a written release by the Executive of any claims against the Company or its subsidiaries, except those claims arising under this Agreement or any other written plan or agreement, which shall be specifically noted in such release. The Company shall provide Executive with a form of release no later than 10 days after the Qualifying Termination.

2.2 Payment of Benefits. The Severance Benefits described in Sections 1.9 (i) through 1.9(vi) shall be paid in cash as follows:

(i)	the Severance Benefits described in Sections 1.9(ii) and (v) shall be paid within 30 days of a Qualifying Termination;

(ii)	the Severance Benefits described in Sections 1.9(i), (iii), and (iv) shall be paid six months after the date on which Executive has a separation from service, as defined in Section 409A of the Code, Department of Treasury regulations issued under it, and policies adopted by the Company for compliance with Section 409A, provided that a reasonably anticipated permanent reduction in the level of bona fide services to less than 50% of the average level of bona fide services provided in the immediately preceding 12 months shall give rise to the rebuttable presumption of separation from service in those regulations; and further provided that if Executive dies after a separation from service, but before the end of the six-month period described above, the Severance Benefits described in Sections 1.9(i), (iii), and (iv) that have not already been paid by the date of death shall be paid within 30 days after the Company receives notice of the date of death; and

(iii)	the Severance Benefits described in Section 1.9(vi) shall be paid in the form and at the time provided for payment of benefits in the supplemental retirement plan, as amended to comply with Section 409A of the Code.

2.3 Duration of Benefits. The Severance Benefits described in Section 1.9(vii) shall be provided to Executive at the same premium cost as in effect immediately prior to the Qualifying Termination. The welfare Severance Benefits described in Section 1.9(vii) shall be provided following the Qualifying Termination until the earlier of (i) the third anniversary of the Qualifying Termination or (ii) the date Executive receives substantially equivalent welfare benefits from a subsequent employer.

3 NON-QUALIFYING TERMINATIONS

3.1 Voluntary; for Cause; Death. Following a Change in Control, if Executive’s employment is terminated (i) voluntarily by Executive without Good Reason, (ii) involuntarily by the Company for Cause or (iii) due to death, Executive shall be entitled to Base Salary and benefits accrued through the date of termination and Executive’s entitlement to all other benefits shall be determined in accordance with the Company’s retirement, insurance and other applicable plans, policies, practices and arrangements. Thereafter, the Company shall have no further obligations to Executive hereunder.

4 NOTICE OF TERMINATION

4.1 Notice by Executive or Company. Any termination by Executive for Good Reason or by the Company for Cause shall be communicated by written notice given to the other in accordance with Section 9.2 hereof and which:

(i)	indicates the specific termination provision in this Agreement relied upon;

(ii)	sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision indicated to the extent possible; and

(iii)	specifies the termination date (which date shall not be more than 30 days after the giving of such notice).

4.2 Failure to Give Notice. The failure by Executive or the Company to set forth in the notice of termination required by Section 4.1 any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

5 TAXES

5.1 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

6 EXTENT OF COMPANY’S OBLIGATIONS

6.1 No Set-Off, Etc. The Company’s obligation to make the payments and perform it obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. All payments by the Company hereunder shall be final, and the Company shall not seek to recover from Executive any part of any payment for any reason whatsoever.

6.2 No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provision hereof, and such amounts shall not be reduced whether or not Executive obtains other employment except to the extent contemplated by Section 2.3 hereof.

6.3 Payment of Legal Fees and Costs. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code. All payments under this Section 6.3 shall be made at the times otherwise specified in this Section 6.3 but in all events no later than the dates prescribed in Department of Treasury Regulation Section 1.409A-3(i)(1)(iv).

6.4 Arbitration. Executive shall have the right to have settled by arbitration any dispute or controversy arising in connection herewith. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in a location selected by Executive. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company in accordance with Section 6.3 hereof.

7 TERM

7.1 Initial Term. The term of this Agreement shall be two years from the date hereof.

7.2 Renewal. The terms of this Agreement automatically shall be extended for successive one-year terms unless canceled by the Company by written notice to Executive not less than six months prior to the end of any term.

7.3 Effect of Change in Control. Notwithstanding Sections 7.1 and 7.2 to the contrary, the Company may not cancel this Agreement following a Change in Control.

8 SUCCESSORS

8.1 This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. Executive may from time to time designate in writing one or more persons or entities as primary and/or contingent beneficiaries of any Severance Benefit owing to Executive hereunder.

8.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.3 The Company shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For purposes hereof, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

9 MISCELLANEOUS

9.1 Heading. The headings are not part of the provisions hereof and shall have no force or effect.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt required, postage prepaid, addressed as follows:

if to the Company:	Raytheon Company
870 Winter Street
Waltham, Massachusetts 02451
Attention: General Counsel

if to Executive:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received.

9.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

9.4 Compliance; Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or failure to assert any right hereunder, including without limitation the right of Executive to terminate employment for Good Reason pursuant to Section 2.1 hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right hereof.

9.5 Employment Status. Executive and Company acknowledge that except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and prior to a Change in Control may be terminated at any time by Executive or the Company. Following a Change in Control, the provisions of this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Raytheon Company

By:
Executive